Exhibit 10.1

REVISED

August 2, 2013

Neil J. Salvage, Jr.
1040 Spyglass Ln.
Waxhaw, NC 28173

Dear Neil,

It is with great pleasure that I confirm our offer and your acceptance of the position of General Manager, Home Services with Tree.com, Inc. (“Company”), located in Charlotte, North Carolina.  We are excited to have you join us!

You will report directly to Doug Lebda, CEO, and you will be based in the Company’s Corporate office in Charlotte. You will begin work on Monday, July 15, 2013 at 9:00AM.

Highlights of your offer of employment are outlined below:

Base Pay: You will be paid on an exempt basis at a bi-weekly rate of $15,000 ($390,000 annualized).

Bonus Pay: You will be eligible to receive an annual incentive bonus with a target of 60% of your Base Salary. Payouts can be greater than or less than target and are a function of individual and company performance as well as management discretion and may not be awarded in each year. You will receive guaranteed bonus payments at target for Q3 2013 and Q4 2013, each in the amount of $117,000. Payment of all bonus amounts described herein, including any guaranteed amounts, is conditioned upon your continued employment with the Company or the date that bonus payments are made to Company employees. Please note that all applicable deductions will be made from bonus checks, such as 401k contributions (if any), Federal and State taxes, etc.

Additional Bonus: You will be eligible for an additional bonus in the amount of $18,500 at target, at the time/in the event the Home Services vertical becomes run rate break even for calendar year 2013.

Sign-on Bonus: You will receive a sign-on bonus in the amount of $10,000, payable with your first pay check.  In the event you voluntarily leave the Company less than one (1) year from your date of hire, you agree to reimburse the Company for the full amount of this sign-on bonus. You will be asked to sign a promissory note to this effect upon commencement of employment. Please note that all applicable deductions will be taken from the bonus check (Federal and State taxes, etc.).

Equity: Subject to the approval of the Compensation Committee of the Board of Directors of Tree.com, Inc., you will be eligible to receive an award of 46,314 Restricted Stock Units (RSUs) under the Third Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the “Plan”).  18,222 of these shares will vest during February 2014, and the remainder will vest in two equal parts during February 2015 and February 2016 per the terms of the Plan.

In February 2014, you will receive an equity grant of RSUs equal to $100,000 divided by the closing price on February 19, 2014 to follow the Company’s regular vesting schedule, upon Compensation Committee approval.

If approved, you will receive an award notice providing the details of your grants (including the Terms and Conditions), and an account will be established for you at Smith Barney, the Plan administrator.  On the Smith Barney website, you can find detailed information on your award, as well as the Terms and Conditions and the Plan. Your grant will be governed by the award notice, the Terms and Conditions and the Plan.  Please review all of this documentation carefully for a more complete description of your grant, and note that you will be required to acknowledge and accept the Terms and Conditions.  Your failure to do so may result in the nullification of your award.

Home Services Equity Program: You will receive restricted shares of Class B Common Stock in Tree Home Services, Inc. These shares would be granted subject to the Standard Terms and Conditions for Tree Home Services, Inc. Restricted Stock Award which describe various terms and conditions applicable to the Class B Common Stock, including, but not limited to:

continuous service requirements; early vesting events; transfer restrictions; and repurchase and sale rights upon vesting. Determination of the “fair value” of the shares for resale/sale purposes is also addressed therein. Shortly after your hire, we will work with the CEO to further define this program and the targeted stake in the Home Services business it would provide you.

Additional Employment Terms: If your employment is terminated for a reason other than cause* in the 18 months following your date of hire, the Company will pay you severance of twelve months’ base pay (once you sign the appropriate legal release). This severance will be paid on regularly scheduled pay dates. Should you obtain other employment of are otherwise compensated for services during the period you are receiving severance pay, the Company’s obligation to make future severance payment to you will be offset against compensation you earn from a third party. You agree to inform the Company promptly of your employment status and any compensation earned during the severance period.

Also, in the event of your termination for a reason other than cause, your next available tranche of equity will vest upon termination.

*Cause will include fraud, dishonesty, theft, embezzlement, misconduct by you that is injurious to the Company or any of its affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with the Company or any of its affiliates, unauthorized use of any trade secrets of the Company or any of its affiliates or Confidential Information (as defined below), a violation of any policy, code or standard of ethics generally applicable to employees of the Company, your material breach of fiduciary duties owed to the Company, your excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect by you of the duties assigned to you. In such event (i) no further Base Salary will be paid to you after the date of termination and no annual bonus will be paid to you after the date of termination, (ii) you will forfeit any earned but unpaid annual bonus relating to a previously completed Performance Year, and (iii) you will not be eligible to receive any annual bonus relating to the Performance Year in which your employment terminates.

Benefits:  You will be eligible to participate in the Company's benefits plans, including medical, dental, vision, group life insurance, disability and other benefits, effective the 31st day of your employment.

Paid Time Off: After you have completed 60 days of employment as a regular full-time employee, you are eligible to take reasonable amounts of time off with pay with your manager’s approval.  Your manager will approve or not approve time off based on performance, business necessity and any other factors important to the successful operation of your department.

Retirement:  You will be eligible to participate in the Company's Retirement Savings Plan (a 401(k) plan) on your date of hire.  You may contribute between one percent (1%) and fifty percent (50%) of pay on a pre-tax basis and between one percent (1%) and ten percent (10%) on an after-tax basis. As a convenience, approximately 90 days after your date of hire, you will be automatically enrolled in the Plan with a pre-tax deferral rate of three percent (3%) of your eligible earnings, contributed via payroll deductions.  You may opt out at any time, even before the first deduction is taken, by contacting the Company’s Benefits Department.

The Company reserves the right to modify its compensation and benefits programs at any time.

The Company is an at-will employer, and it reserves the right to change the terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work. Neither this offer letter nor any other written or verbal communications are intended to create a contract of employment or a promise of long-term employment.  All employment with the Company is at will.

This offer of employment is contingent upon:

•
Full compliance with the Immigration Reform and Control Act of 1986 (I9) which requires new employees to provide documentation/identification to establish both identity and work authorization within 3 days of their hire.

•	Successful completion of criminal background check, credit check, references, employment/ education verifications.

•	Your agreement that you will not, while employed by the Company and for one (1) year thereafter:

a.
Work for (as an employee, consultant or independent contractor) or own* greater than five percent (5%) of shares in a publicly traded company or entity that competes with the Company. For the purposes of this restriction, “work” shall mean provide services similar to the services that you perform for the Company.

*Ownership of less than five percent (5%) of shares in a publicly traded company does not violate this provision.

b.	Solicit customers with whom you have direct business dealing with as part of your work for the Company to be customers of services that are competitive with the services of the Company.

c.	Attempt to persuade other Company employees whom you supervise or have direct contact with to leave the Company.

The above restrictions are intended to protect important legitimate business interests of the Company and are not meant to prevent you from obtaining future work or earning a living.  You understand that if you do not adhere to these restrictions, the Company will have the right to seek enforcement and remedy.

Please acknowledge your acceptance of this offer of employment pursuant to the terms set forth above by signing below and faxing a copy to Talent Acquisition at 704-353-7261. Return the original, signed letter to Talent Acquisition on or before your first day of employment.

We are excited to have you as a member of our team, and we know you will find your new role challenging, exciting and rewarding.  Congratulations - and welcome to the team!

Sincerely,

/s/ Claudette Hampton
Claudette Hampton
SVP, Human Resources & Administration

Agreed and accepted:

/s/ Neil J. Salvage, Jr.             August 2, 2013
Neil J. Salvage, Jr.                                                                 Date